Exhibit 10.2

STRICTLY PRIVATE AND CONFIDENTIAL

September 11, 2024

Mr. Jaymes Winters

Chief Executive Officer

Solidion Technology, Inc.

13355 Noel Road, Suite 1100

Dallas, TX 75240

Dear Mr. Jaymes Winters:

We are pleased that Solidion Technology, Inc., located at 13355 Noel Road, Suite 1100, Dallas, TX 75240, including its subsidiary companies (the “Company”) has decided to retain Arbor Lake Capital Inc., a British Virgin Islands corporation located at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (“Arbor Lake”) to provide strategic cooperation consulting services to the Company as set forth herein. This consulting agreement (“Agreement”) will confirm Arbor Lake’s acceptance of such retention and set forth the terms of the Agreement.

1. Retention. The Company hereby retains Arbor Lake as its consultant to provide non-exclusive consulting services in connection with Company’s commercial and strategic business development including but not limited to sales and market development, business partnership, joint-venture, alliance, licensing and supply cooperation (the “Transaction”). Arbor Lake accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Arbor Lake may provide certain or all of the following services (collectively referred to as the “Consulting Services”):

(a)	assist the Company to prepare introductory materials for Transaction(s) with potential Commercial/Strategic Partner(s);

(b)	assist the Company to identify and approach potential Commercial/Strategic Partner(s); and if appropriate and if requested;

(c)	assist the Company to gain sales orders from potential Commercial/Strategic Partner(s);

(d)	facilitate the due diligence process conducted by the potential Commercial/Strategic Partner(s);

(e)	assist the Company with meetings, negotiations and communications with the potential Commercial/Strategic Partner(s) and their advisor(s) including advising on strategy and tactics and necessary facilitations but excluding negotiations with their legal advisor(s) other than facilitating as part of your team that includes your legal advisors, and therefore would not be liable or held responsible for any legal matters of the Transaction.

(f)	Provide such other consulting services upon which the parties may mutually agree.

It is expressly understood and agreed that Arbor Lake shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder as deter- mined and requested by the Company from time to time and, therefore, may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Arbor Lake needs only perform the above-referenced tasks requested by the Company (and not necessarily all of the above-referenced tasks) in order to receive the fees described in Section 3. Arbor Lake may, at its discretion, perform any service above through its partners or sub-consultants. Arbor Lake including its partners or sub-consultants represents and warrants to the Company that (i) it has the requisite skill, expertise and know-how to perform the services described above; (ii) it has adopted and implemented policies and procedures reasonably designed to prevent violations of federal securities laws; and (iii) it will perform the services in a competent and professional manner.

2. Information. In connection with Arbor Lake’s activities hereunder, the Company will cooperate with Arbor Lake and furnish Arbor Lake upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Arbor Lake reasonably deems appropriate to al- low Arbor Lake to perform the services hereunder and will provide Arbor Lake with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Arbor Lake that, to the best of the Company’s knowledge, all Information made available to Arbor Lake hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that, to the best of the Company’s knowledge, any projections and other forward-looking information provided by it to Arbor Lake will have been prepared in good faith and will be based upon assumptions which, in light of the circum- stances under which they are made, are reasonable. The Company recognizes and confirms that Arbor Lake: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information obtained from generally recognized public sources; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Arbor Lake pursuant to this Agreement may not be disclosed publicly without Arbor Lake’s prior written consent. Arbor Lake hereby acknowledges that certain of the Information received by Arbor Lake may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Arbor Lake as confidential. Arbor Lake agrees that it will not disclose such confidential and/or proprietary Information to any parties outside of the parties to this Agreement. Arbor Lake will maintain as confidential all Information provided to it by the Company hereunder and will use such Information only for the purposes set out herein and for no competitive or other purposes whatsoever, unless such information: (i) is already in Arbor Lake’s possession and not subject to any obligation of confidentiality; (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by or through Arbor Lake; (iii) is or becomes available to Arbor Lake on a non-confidential basis from the Company or from a source other than the Company, provided that such source is not known by Arbor Lake to be bound by any obligation of confidentiality; or (iv) is required to be disclosed by operation of applicable law or regulatory requirement.

3. Compensation. As consideration for Arbor Lake’s services pursuant to this Agreement, Arbor Lake shall be entitled to receive, and the Company agrees to pay Arbor Lake, the consulting fee as following compensation:

(a)	Retainer: the Company will register 2M shares of STI common stock to Arbor Lake upon signing of this Agreement, and subsequently, the Company will issue 1M registered shares of STI common stock to Arbor Lake upon notice of effectiveness of the S1 registration statement and issue an additional 0.5M registered shares of common stock of STI to Arbor Lake by Jan. 1st, 2025, and another 0.5M registered shares of common stock of STI to Arbor Lake by July 1st, 2025;

(b)	For any licensing agreement that results in a Commercial/Strategic Partner(s) acquiring a license from the Company shall entitle Arbor Lake to: 3% (three percent) of upfront licensing revenue, plus 2% (two percent) of annual loyalty revenue from the Commercial/Strategic Partner(s) for the first three years;

(c)	For any commercial/strategic cooperation in which the Company would distribute, resell or become a licensee of the Commercial/Strategic Partner, the Company shall pay 0.4% of the revenue generated by the Company under such agreement for the first three years beginning with the first date that the Commercial/Strategic Partner delivers the first product;

(d)	For any sales/purchase of Company Products in excess of $2,000,000 annually or similar agreements with Commercial/Strategic Partner(s) resulting from the services rendered hereunder to the Company shall accrue compensation to Arbor Lake as below: 2% (two percent) of sales/purchase value up to $5M of the Company from the Commercial/Strategic Partner(s), plus 1.5% (one and half percent) of sales/purchase value above $5M of the company from the Commercial/Strategic Partner(s);

(e)	For any other commercial/strategic cooperation including but not limited to partnership, joint-venture, alliance, and supply cooperation, the compensation will be further discussed and agreed upon by two parties when the potential cooperation starts materializing.

All fees and expenses payable hereunder are payable in USD to Arbor Lake’s designated account, due immediately after the above milestone is achieved, and are net of any applicable taxation. No fee payable to any other person, by the Company or any other party, shall reduce or otherwise affect any fee payable hereunder to Arbor Lake or its partners/subconsultants.

4. Expenses. In addition to payment to Arbor Lake of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Arbor Lake for all reasonable expenses (including, all travel and other out-of-pocket expenses) incurred by Arbor Lake in connection with its services hereunder; provided, however Arbor Lake will notify the Company prior to any out of pocket expenses being accrued and provide the Company an invoice and copies of receipts for its expenses incurred in connection with its services under this Agreement, and such expenses shall not in the aggregate exceed $10,000. annually without prior authorization of the Company.

5. Termination. The term of this agreement shall commence on the effective date noted above and shall continue until the performance by each party of its respective obligations hereunder have been satisfied. Either party may terminate the relationship upon mutual agreement after 12 months upon the effective date of this Agreement. In the event of any termination of Arbor Lake’s engagement hereunder, Arbor Lake will continue to be entitled to its full compensation provided for herein, if at any time after any such termination, the Company consummates a Transaction, or enters into an agreement that subsequently results in a Transaction, with a potential Commercial/Strategic Partner(s) who are introduced to the Company by Arbor Lake.

No termination of Arbor Lake’s engagement hereunder shall affect the Company’s obligations to re- imburse Arbor Lake for special out of pocket expenses incurred during the term of Arbor Lake’s engagement hereunder to the extent provided for herein or the Company’s indemnification obligations set forth herein.

6. Non-Circumvention. Each party to this Agreement agrees not to willfully or intentionally circum- vent any other party in any manner which would reduce the compensation or commission intended by this Agreement, including but not strictly limited to, making contact with, directly or indirectly, or by becoming involved in any Transaction with any of the corporations, companies, individuals, or enti- ties associated with or related to the Services intended to be supplied under this Agreement and shall disclose to any relevant third party that such engagement exists between the Parties.

7. Governing Law; Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of Ohio without regard to principles of conflict of laws. Any controversy be- tween the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in Ohio under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties further agree that the arbitrator or arbitrators shall have exclusive jurisdiction to determine the scope of this arbitration clause and whether any controversy or claim between the parties arises out of, relates to, or concerns the breach of this Agreement.

8. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

9. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

10. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Arbor Lake nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

11. Supersedes Previous Agreements. This Agreement constitutes the entire understanding between the two parties and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

12. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Arbor Lake is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Arbor Lake hereunder.

13. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

14. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or scan/email transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

15. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Arbor Lake of services here- under will in no way expose Arbor Lake to any liability for any such decisions, acts, actions or omissions of the Company.

If the terms as set forth in this Agreement are satisfactory to you, please confirm by signing and returning one copy of this Agreement.

Very truly yours,

ARBOR LAKE CAPITAL INC.

By:
	Name:	Hong Li

Agreed to and accepted this 12th day of August 2024

SOLIDION TECHNOLOGY, INC.

By:
	Name:	Jaymes Winters

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